Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE

This Agreement is made and entered into by and between ERNEST THOMAS (“Employee”) and CF INDUSTRIES, INC., including its parents, divisions, subsidiaries, affiliates, employees, directors, officers, trustees, shareholders, successors and assigns (“Company”).

WHEREAS, Employee’s employment with the Company will end at the close of business on Friday, May 25, 2007, which date is the end of the twenty-one (21) calendar day period referred to in Paragraph 13(d) below plus a seven (7) calendar day extension (as so extended, “Consideration Period”), unless Employee executes and returns this Agreement within such Consideration Period, in which case Employee’s employment with the Company will instead end upon the expiration of the seven (7) calendar day revocation period (“Revocation Period”) referred to in Paragraph 13(e) below (in either case the end of Employee’s employment with the Company being referred to herein as the “Termination Date”);

WHEREAS, the parties desire to effect a final settlement and compromise of all claims and issues that have been raised or could have been raised by Employee and Company;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.             The Company will pay Employee the lump sum of $500,000, less appropriate withholding, on or before the next regular pay period following the Termination Date, but, as is also true for the consideration set out in Paragraphs 2, 3, 4, and 5 below, in no event before five (5) business days beyond the expiration of the Revocation Period.

2.             For the period commencing immediately after the Termination Date and ending on September 30, 2007 (“Consulting Period”), Employee agrees to make himself available to provide limited consulting services to the Company from time to time.  The consulting services that

Employee will provide shall be as requested by the Chief Executive Officer or the new Chief Financial Officer of the Company, for the purpose of assisting the new Chief Financial Officer with any questions or issues that may arise during the transition, subject to Employee’s availability to provide such services in each instance in light of Employee’s responsibilities in his new position.  Employee shall be paid a fee for such consulting services at the rate of $500 per hour.  In no event shall Employee be expected or required to perform more than one hour of consulting services in any one day or more than twenty hours of consulting services in total during the Consulting Period.

(a)           So long as Employee remains a consultant through August 10, 2007, (i) one-third of his stock option grant made under the CF Industries Holdings, Inc. 2005 Equity and Incentive Plan (the “Plan”) as of August 10, 2005 shall become fully vested and exercisable on August 10, 2007 and (ii) one-third of his stock option grant made under the Plan as of August 10, 2006 shall become fully vested and exercisable on August 10, 2007.

(b)           Employee’s stock options will continue to be subject to the existing terms and conditions, as set forth in the Plan and applicable award agreements, including those provisions with respect to permissible methods of exercise (including those methods previously approved by the Compensation Committee).  In particular, the term of Employee’s stock options will continue through the Consulting Period and for ninety (90) days thereafter, at the end of which period Employee’s stock options will terminate to the extent not theretofore vested and exercised.

(c)           Employee will no longer be subject to the provisions of the Company’s policy on insider trading that, while he was Senior Vice President and Chief Financial Officer of the Company, required him to confine his trading to quarterly trading windows and to obtain pre-clearance before trading.

3.             At the next regular pay period following the Termination Date, Employee will be paid the equivalent of all unused vacation to which he is entitled, if any.

4.             Employee will receive all retirement and welfare plan benefits for which he is eligible, if any, in accordance with the applicable plan documents.  As further consideration, any unvested Company contributions to qualified and non-qualified savings plans will be paid in cash at the next regular pay period following the Termination Date.

5.             The Company will pay up to twelve (12) months of COBRA premiums for medical insurance coverage should Employee elect to exercise his COBRA rights or until such time as Employee becomes eligible for medical insurance coverage from another employer, whichever occurs first.  If Employee becomes eligible for medical insurance coverage from another employer, the Company’s payments of his COBRA premiums pursuant to this paragraph will cease.

6.             Other than the benefits expressly referred to in Paragraphs 1 through 5 above, all benefits Employee received as an employee of the Company cease and no longer accrue as of the close of business on the Termination Date or, as applicable, in accordance with the provisions of any applicable plan based on the Termination Date.

7.             Employee agrees not to discuss or disclose the terms of this Agreement except insofar as Employee determines that it is necessary to reveal this information to his attorney, accountant or tax preparer, members of his immediate family or as required to do so by law or by the order of any court, government agency or deliberative body with authority to order such disclosure; provided that Employee may disclose the terms of this Agreement in order to enforce any of the provisions of, or Employee’s rights under, this Agreement or to defend Employee against any claim by the Company that Employee has breached any provision of this Agreement.  Should Employee receive any legal request, notice or order to disclose the terms of this Agreement,

Employee will immediately notify the Company’s General Counsel both in writing (at CF Industries, Inc., 4 Parkway North Suite 400, Deerfield, IL  60015-2590) and telephonically (847-405-2400) that Employee has received such disclosure demand so that the Company may timely take any legal action it considers necessary to stop such disclosure.  Should Employee breach this confidentiality commitment, the Company reserves the right (a) to stop the payment of any benefits pursuant to this Agreement not yet paid; (b) to seek recovery of any payments already made pursuant to this Agreement; and/or (c) to seek legal redress for any damages resulting from such disclosures.

8.             Employee agrees that he will not take any action, or make any statement, whether orally or in writing, which in any manner disparages or impugns the reputation or goodwill of the Company and that to do so will constitute a material breach of this Agreement.  The Company agrees that its current officers will not take any action, or make any statement, whether orally or in writing, which in any manner disparages or impugns the reputation or goodwill of Employee and that to do so will constitute a material breach of this Agreement.

9.             The parties agree that the only public statement to be made by either party regarding Employee’s separation from the Company will be the announcement that Employee has left the Company to accept another position.  Employee is to direct all references to the Company’s General Counsel who will respond only to written reference inquiries with the following information:  dates of employment, position(s) held and confirmation of last salary.  To the extent that Employee directs references to persons at the Company other than the Company’s General Counsel, the Company is not liable for any statements made by such nondesignated individuals regarding Employee.  The parties stipulate and agree that the Company has no liability for any statements made regarding Employee by persons not employed by the Company at the time such statements are made.

10.           Employee represents and warrants that he has returned to the Company all Company property.

11.           Employee acknowledges that, as a former executive of the Company, he became aware of Company trade secrets and other confidential, proprietary and legally privileged information including but not limited to financial and legal matters involving the Company.  Employee further acknowledges that he is not to disclose any trade secrets, privileged or confidential information he learned in the course of his employment with the Company and that he is required to return to the Company any such trade secret, privileged or confidential materials currently in his possession, whether in hard copy, disk or on his hard drive.  If Employee has turned over such trade secret, privileged or confidential Company information and/or documents, whether in hard copy or electronic format, to any third party, Employee is required as a condition of this Agreement to take all necessary efforts to retrieve such data and return it to the Company as well as to inform the Company’s General Counsel of the identity of all such third parties so that the Company may take whatever action is necessary to retrieve its data.

12.           In exchange for the foregoing benefits and payments, Employee, for himself, his heirs, and his executors and administrators, will release and forever discharge the Company (as defined above) from any and all legally waivable claims, demands, sums of money, contracts, controversies, agreements, promises, damages, costs, causes of action and liabilities of any kind or character whatsoever, from the beginning of time to the date Employee signs this Agreement, relating to his employment at the Company, including the termination of such employment, except insofar as it may be necessary to take action with respect to the enforcement of this Agreement.

This release includes, but is not limited to, all claims which could have been raised under any local, state or federal statute, ordinance, regulation and/or under any express or implied contract and/or under common law.

13.           With respect to the foregoing release and waiver, Employee acknowledges the following:

(a)           That the foregoing release and waiver is entered into knowingly, voluntarily and with the opportunity for advice by Employee’s personal attorney.

(b)           Employee acknowledges that the entitlements set forth in this Agreement exceed in nature and scope that to which he would otherwise be legally eligible to receive.

(c)           Nothing contained in this Agreement purports to release any of Employee’s rights or claims that may arise after the date of execution of this Agreement.

(d)           This Agreement shall not give rise to any legal rights or obligations with respect to any waiver of claims until Employee is afforded a period of at least twenty-one (21) calendar days within which to consider the terms of this Agreement.

(e)           Employee shall be afforded seven (7) calendar days following the execution of this Agreement within which Employee may revoke the Agreement insofar as it relates to the Age Discrimination in Employment Act, and none of the terms and provisions of this Agreement shall become effective or enforceable with respect to any waiver of claims under the Age Discrimination in Employment Act until such revocation period has expired.  Any such revocation must be in writing, including email, and directed to Douglas Barnard, General Counsel, CF Industries, Inc., 4 Parkway North Suite 400, Deerfield, IL  60015-2590.  Mr. Barnard’s email address is:  dbarnard@cfindustries.com and his telephone number is:  847-405-2400.  Although such revocation must be in writing, Mr. Barnard must also be informed by telephone of the revocation on or before the last day of the revocation period.

14.           The parties hereby stipulate and agree that nothing contained in this Agreement shall be construed as an admission of liability, culpability or wrongdoing by either party.

15.           This Agreement constitutes the entire understanding between the parties.  No promises or agreements not contained in this Agreement shall be binding unless set forth in writing and signed by all the parties.

16.           The parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to choice of law or conflict of law principles.  The parties agree that any legal proceedings relating to this Agreement will be instituted in federal or state court in Cook County, Illinois, and the parties consent to the jurisdiction of such courts for such actions.

17.           Should any provision of this Agreement, in whole or in part, be held invalid or unenforceable by operation of law or otherwise, all other provisions shall remain in full force and effect and the parties agree that a court may modify any provision to make it valid or enforceable in whole or in part.

ERNEST THOMAS		CF INDUSTRIES, INC.

/s/ Ernest Thomas		By:	/s/ Douglas C. Barnard

Dated:	May 24, 2007	Its:	Vice President, General Counsel and Secretary

Dated: May 17, 2007